                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material under Rule 14a-12

                          Bank of America Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     --------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------------------


     (5) Total fee paid:

     --------------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     --------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                                                         [Bank of America Logo]


     March 19, 2001

     To the Stockholders of
     Bank of America Corporation:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held on April 25, 2001. If you are unable to attend, I am pleased to announce that you will be able to listen to the meeting and view our slide presentation over the Internet at www.bankofamerica.com/investor.

     In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed infor-mation relating to the Corporation's activities and operating performance is contained in our 2000 Annual Report on Form 10-K, which is also enclosed.

     Whether or not you plan to attend, please vote your shares in one of three ways: via Internet, telephone or mail. Instruc-tions regarding Internet and telephone voting are included on the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the proxy statement.

     If you plan to attend and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership.

     Sincerely yours,
/s/ Hugh L. McColl, Jr.
     Hugh L. McColl, Jr.
     Chairman of the Board and Chief Executive Officer

                          Bank of America Corporation
                       Bank of America Corporate Center
                        Charlotte, North Carolina 28255

              ---------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

              ---------------------------------------------------

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Bank of America Corporation will be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, in the City of Charlotte, North Carolina, on Wednesday, April 25, 2001, at 10:00 A.M., local time, for the following purposes:

 1. To elect 17 directors;

 2. To ratify the action of the Board of Directors in selecting
    PricewaterhouseCoopers LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;

 3. To consider a stockholder proposal regarding contributions to political movements and entities;

 4. To consider a stockholder proposal regarding the rotation of the annual meeting location;

 5. To consider a stockholder proposal regarding performance-based options;
    and

 6. To consider a stockholder proposal regarding future severance agreements.


The Corporation may also transact such other business as may properly come be-fore the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 2, 2001 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. In ac-cordance with Delaware law, for 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for in-spection in the offices of the Corporate Secretary, Bank of America Corpora-tion, Bank of America Corporate Center, Charlotte, North Carolina. Such list will also be available at the Annual Meeting.

Your vote is important to us. We encourage you to vote as soon as possible by one of three convenient methods: by accessing the Internet site listed on the proxy card, by calling the toll-free number listed on the proxy card or by signing, dating and returning the proxy card in the enclosed postage-paid en-velope.

Sincerely yours,
                            /s/ Hugh L. McColl, Jr.

Hugh L. McColl, Jr.
Chairman of the Board and Chief Executive Officer

March 19, 2001

                               IMPORTANT NOTICE

                       Please Vote Your Shares Promptly

                          Bank of America Corporation
                       Bank of America Corporate Center
                        Charlotte, North Carolina 28255

                              -------------------
                                PROXY STATEMENT

                              -------------------

This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (the "Board") of Bank of America Corporation (the "Corporation") of proxies to be used at the Corporation's Annual Meeting of Stockholders to be held on April 25, 2001, at 10:00 A.M., local time, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina and at any adjournment or adjournments thereof (the "Annual Meeting"). This state-ment and the accompanying notice and proxy card are first being mailed to stockholders on or about March 19, 2001.

Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares via Internet, telephone or mail as more fully described on the proxy card. Your proxy may be revoked at any time before it is exercised, by submitting to the Corporate Secretary written notice of revocation, a prop-erly executed proxy of a later date or by attending the Annual Meeting and voting in person. All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted "FOR:"

 1. The election to the Board of the 17 nominees named in this proxy state-ment; and

 2. The ratification of the Board's selection of PricewaterhouseCoopers LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;

and "AGAINST:"

 3. The stockholder proposal regarding contributions to political movements and entities;

 4. The stockholder proposal regarding the rotation of the annual meeting lo-cation;

 5. The stockholder proposal regarding performance-based options; and

 6. The stockholder proposal regarding future severance agreements.

If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the recommendations of the Board. The entire cost of soliciting proxies will be borne by the Corpora-tion. In addition to the solicitation of proxies by mail, the Corporation will request banks, brokers and other record holders to send proxies and proxy ma-terial to the beneficial owners of the stock and secure their voting instruc-tions, if necessary. The Corporation will reimburse such record holders for their reasonable expenses in so doing. The Corporation has agreed to pay Georgeson Shareholder Communications Inc. $12,500 plus expenses to assist it in soliciting proxies from banks, brokers and nominees. The Corporation may also use several of its regular employees, who will not be specially compen-sated, to solicit proxies, either personally or by telephone, telegram, fac-simile or written or electronic mail.

The Board has fixed the close of business on March 2, 2001 as the record date for determination of stockholders entitled to notice of and to vote at the An-nual Meeting. Accordingly, only holders of record at the close of business on that date of the Corporation's Common Stock (the "Common Stock"), its 7% Cumu-lative Redeemable Preferred Stock, Series B (the "Series B Stock"), and its ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock"), will be entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock, Series B Stock and ESOP Preferred Stock will vote together without re-gard to class upon the matters currently expected to come before the meeting.

As of the record date of March 2, 2001, there were 1,608,673,421 shares of Common Stock, 8,013 shares of Series B Stock, and 1,669,053 shares of ESOP Preferred Stock entitled to vote at the Annual Meeting. Each share of Common Stock and Series B Stock is entitled to one vote, and each share of ESOP Pre-ferred Stock is entitled to two votes.

In order to constitute a quorum, shares of Common Stock, Series B Stock and ESOP Preferred Stock representing a majority of the aggregate voting power of such shares must be present in person or represented by proxy at the Annual Meeting. In accordance with Delaware law, the Corporation intends to count shares present in person but not voting and shares for which it has received proxies but with respect to which holders thereof have withheld voting or ab-stained as present for purposes of determining the presence or absence of a quorum. Furthermore, shares represented by proxies returned by a broker hold-ing such shares in nominee or "street" name will be counted as present for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed ("broker non-votes").

Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of each of the other proposals requires the affirmative vote of a majority of the votes rep-resented by the aggregate of all of the shares of Common Stock, Series B Stock and ESOP Preferred Stock cast with respect to each such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any such proposal.

ITEM 1: ELECTION OF DIRECTORS

The Board has set the number of directors at 17. The persons named on the proxy card will vote only for the 17 named nominees, except to the extent au-thority to so vote is withheld for one or more nominees. In the event of an unexpected vacancy, shares of Common Stock, Series B Stock and ESOP Preferred Stock will be voted for the election of a substitute nominee selected by the persons named on the proxy card. Each director is elected to serve until the next annual meeting of stockholders or until a successor is elected and quali-fies.

Set forth below are each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), the year each incumbent was first elected to the Board, all positions and offices presently held with the Corporation, each incumbent's 2000 attendance record at Board and committee meetings, and each nominee's directorships in other publicly-held companies. None of the nominees or current directors is related by blood, marriage or adoption (not more remote than first cousin) to any other nominee, director or executive officer of the Corporation.

The Board recommends a vote "FOR" all of the nominees listed below for elec-tion as directors (Item 1 on the Proxy Card).

[PHOTO]  JOHN R. BELK (42), President, Finance, Systems and Operations, Belk, Inc., Charlotte,
         North Carolina, an operator of retail department stores. He has served in his present position since May 1998 and is an officer and director of various subsidiaries of
         Belk, Inc. Prior to that time, he served as President and Chief Operating Officer,
         Belk Stores Services, Inc. from March 1997 to May 1998 and as Senior Vice President,
         Operations, Belk Stores Services, Inc. from March 1993 to March 1997. He also serves as a director of Belk, Inc., Alltel Corporation and Ruddick Corporation. Mr. Belk
         currently is not a director of the Corporation.

[PHOTO]  CHARLES W. COKER (67), Chairman, Sonoco Products Company, Hartsville, South Carolina,
         a manufacturer of paper and plastic products. He has been a director of the
         Corporation since 1969 and is chair of the corporate governance committee and a member of the executive committee. During 2000,
         Mr. Coker attended all Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of Sonoco Products Company, Carolina
         Power & Light Company, Florida Progress Corporation, Progress Energy, Inc., Sara Lee
         Corporation and Springs Industries, Inc.

[PHOTO]  FRANK DOWD, IV (45), Chairman and Chief Executive Officer, Charlotte Pipe and Foundry
         Company, Charlotte, North Carolina, a manufacturer of cast iron and plastic pipe and fittings. He has been in his present position since September 1998 and prior thereto served as Senior Vice President. He has been a director of the Corporation since April
         2000 and is a member of the audit committee. During the portion of 2000 in which Mr.
         Dowd served as a director, he attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Charlotte
         Pipe and Foundry Company and as President of the Dowd Foundation.

[PHOTO]  KATHLEEN F. FELDSTEIN (60), President, Economics Studies, Inc., Belmont,
         Massachusetts, a private consulting firm. She has been director of the Corporation since 1998 and is a member of the asset quality review and contributions committees.
         During 2000, Dr. Feldstein attended 7 of 8 Board meetings and 7 of 8 meetings of the committees of the Board on which she served. She also serves as a director of
         BellSouth Corporation, Ionics Inc., John Hancock Financial Services, Inc. and Knight-
         Ridder, Inc.

[PHOTO]  PAUL FULTON (66), Chairman, Bassett Furniture Industries, Inc., Winston-Salem, North
         Carolina, a furniture manufacturer. He has been in his present position since August
         1997 and also served as Chief Executive Officer from August 1997 until April 2000. He also served as Dean, Kenan-Flagler Business School, University of North Carolina from
         January 1994 until August 1997. He has been a director of the Corporation since 1993 and is a member of the compensation, corporate governance and executive committees.
         During 2000, Mr. Fulton attended 7 of 8 Board meetings and 6 of 8 meetings of the committees of the Board on which he served. He also serves as a director of Bassett
         Furniture Industries, Inc., The Cato Corporation, Coach, Inc., Lowe's Companies, Inc.
         and Sonoco Products Company.

[PHOTO]  DONALD E. GUINN (68). Prior to his retirement in 1988, Mr. Guinn served as Chairman and Chief Executive Officer of Pacific Telesis Group, a telecommunications holding company. He has been a director of the Corporation since 1998 and is chair of the audit committee. During 2000, Mr. Guinn attended 6 of 8 Board meetings and 8 of 9 meetings of the committee of the Board on which he served. He also serves as a director of The Dial Corporation and Pacific Mutual Holding Company and its affiliate,
         Pacific LifeCorp.

[PHOTO]  JAMES H. HANCE, JR. (56), Vice Chairman and Chief Financial Officer, Bank of America
         Corporation, Charlotte, North Carolina. He also serves as Vice Chairman and a director of Bank of America, N.A. He has been a director of the Corporation since 1999. During
         2000, Mr. Hance attended all Board meetings. He also serves as a director of Caraustar
         Industries, Inc., Family Dollar Stores, Inc., Lance, Inc. and Summit Properties Inc.

[PHOTO]  C. RAY HOLMAN (58), Chairman of the Board, Mallinckrodt Inc., St. Louis, Missouri, a
         provider of medical products. Mr. Holman also served as Chief Executive Officer of
         Mallinckrodt, Inc. until October 2000. He has been a director of the Corporation since
         1997 and is a member of the audit committee. During 2000, Mr. Holman attended 7 of 8
         Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Mallinckrodt Inc. and Laclede Gas Company.

[PHOTO]  KENNETH D. LEWIS (53), President and Chief Operating Officer, Bank of America
         Corporation, Charlotte, North Carolina. He has served as Chief Operating Officer since
         October 1999 and as President since January 1999 and from October 1993 to October
         1998. He served as President, Consumer and Commercial Banking, from October 1998 to
         January 1999. He also serves as President and a director of Bank of America, N.A. He has been a director of the Corporation since 1999. During 2000, Mr. Lewis attended all
         Board meetings. He also serves as a director of Health Management Associates and
         Lowe's Companies, Inc.

[PHOTO]  WALTER E. MASSEY (62), President, Morehouse College, Atlanta, Georgia. He has been a director of the Corporation since 1998 and is a member of the asset quality review and contributions committees. During 2000, Dr. Massey attended 7 of 8 Board meetings and 7 of 8 meetings of the committees of the Board on which he served. He also serves as a director of BP-Amoco PLC, McDonald's Corporation and Motorola Inc.

[PHOTO]  C. STEVEN McMILLAN (55), President and Chief Executive Officer, Sara Lee Corporation,
         Chicago, Illinois, a global consumer packaged goods company. He has served as Chief
         Executive Officer since July 2000 and as President since 1997. He also served as Chief
         Operating Officer from 1997 to July 2000 and as Executive Vice President from 1993 to
         1997. He also serves as a director of Sara Lee Corporation, Dynergy Corporation,
         Monsanto Company and Pharmacia Corporation. Mr. McMillan currently is not a director of the Corporation.

[PHOTO]  PATRICIA E. MITCHELL (58), President and Chief Executive Officer, Public Broadcasting
         Service, Alexandria, Virginia, a noncommercial broadcasting service. She has served in her present position since March 2000 and prior thereto served as President, CNN
         Productions and Time Inc. Television, a division of Time Warner, Inc., successor by merger to Turner Broadcasting System, Inc. Ms. Mitchell currently is not a director of the Corporation.

[PHOTO]  O. TEMPLE SLOAN, JR. (62), Chairman and Chief Executive Officer, General Parts, Inc.,
         Raleigh, North Carolina, a distributor of automotive replacement parts. He has been a director of the Corporation since 1996 and is chair of the compensation committee and a member of the executive committee. During 2000, Mr. Sloan attended 7 of 8 Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of General Parts, Inc., as Chairman of the Board of Highwoods
         Properties, Inc. and as a director of Southern Equipment Company.

[PHOTO]  MEREDITH R. SPANGLER (63), Trustee and Board Member, Charlotte, North Carolina. She is
         a director of C. D. Spangler Construction Company and is Chairman of the Board of the
         C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. She has been a director of the Corporation since 1988 and is chair of the contributions committee and a member of the compensation and corporate governance committees. During 2000, Mrs. Spangler attended all Board meetings and all meetings of the committees of the Board on which she served.

[PHOTO]  RONALD TOWNSEND (59), Communications Consultant, Jacksonville, Florida. He has been in his present position since September 1997 and prior thereto served as Chairman, US
         FiberOptics Corporation, a provider of fiber optics technology, from October 1996. He served as President/Gannett Television, Gannett Company, Inc. from May 1989 until
         October 1996. He has been a director of the Corporation since 1993 and is a member of the audit committee. During 2000, Mr. Townsend attended 7 of 8 Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Alltel Corporation and Winn-Dixie Stores, Inc.

[PHOTO]  JACKIE M. WARD (62), Outside Managing Director, Intec Telecom Systems PLC, United
         Kingdom, a telecommunications software company. She has been in her present position since December 2000 and served as Chairman, Computer Generation Incorporated from May
         2000 to December 2000 and as President and Chief Executive Officer from October 1968 to May 2000. She has been a director of the Corporation since 1994 and is chair of the asset quality review committee. During 2000, Ms. Ward attended all Board meetings and all meetings of the committee of the Board on which she served. She also serves as a director of Equifax, Inc., Flowers Industries, Inc., Matria Healthcare, Inc., Premiere
         Technologies, Inc., Profit Recovery Group International, Inc., SCI Systems, Inc. and
         Trigon Healthcare, Inc.

[PHOTO]  VIRGIL R. WILLIAMS (61), Chairman and Chief Executive Officer, Williams Group
         International, Inc., Stone Mountain, Georgia, an industrial and environmental contracting company. He has been a director of the Corporation since 1996 and is a member of the corporate governance and executive committees. During 2000, Mr. Williams attended all Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of Law Companies Group, Inc.

Security Ownership of Certain Beneficial Owners and Management

As of December 31, 2000, the Corporation had issued and outstanding three classes of voting securities: the Common Stock, the Series B Stock and the ESOP Preferred Stock. As of such date, no persons were known to own benefi-cially 5% or more of the Common Stock or the ESOP Preferred Stock. The follow-ing table sets forth, as of December 31, 2000, the name and address of each beneficial owner of more than 5% of the Series B Stock known to the Board, showing the amount and nature of such beneficial ownership.

Name and Address             Amount and Nature      Percent
of Beneficial Owner     of Beneficial Ownership (1) of Class
-------------------     --------------------------- --------
Carolyn C. Glassman &
 Albert Irl Dubinsky
 TR UA Apr 8 82
 Carolyn Glassman Trust
 1815 Locust Street
 St. Louis, MO 63103...        2,018 shares          25.18%
Helen Lucille Powers
 835 North 27th Street
 Mount Vernon, IL
 62864.................          975 shares          12.16%
Russell Elliston TR UA
 Nov 22 96
 Russell Elliston Trust
 Rt 1
 Waltonville, IL
 62894.................          438 shares           5.46%

-------
(1) All shares of Series B Stock indicated in the above table are subject to the sole investment and voting power of the named individuals.

As of December 31, 2000, no executive officer or director of the Corporation owned any shares of the Series B Stock.

The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December 31, 2000 by: (i) each director and nominee for director of the Corporation; (ii) each executive officer of the Corporation named in the Summary Compensation Table; and (iii) all direc-tors and executive officers of the Corporation as a group.

                                           Amount and Nature           Percent
Name                              of Beneficial Ownership (1)(2)(3)(4) of Class
----                              ------------------------------------ --------
John R. Belk (5).................                  24,688                 *
Edward J. Brown III (6)..........                 467,412                 *
Charles W. Coker (7).............                 107,471                 *
Alan T. Dickson (8)..............                 120,145                 *
Frank Dowd, IV...................                   4,723                 *
Kathleen F. Feldstein (9)........                  23,532                 *
Paul Fulton (10).................                  19,817                 *
Donald E. Guinn (11).............                  36,089                 *
James H. Hance, Jr. (12).........               1,509,067                 *
C. Ray Holman....................                   8,914                 *
W. W. Johnson....................                 116,236                 *
Kenneth D. Lewis (13)............               1,471,659                 *
Walter E. Massey.................                   6,994                 *
Hugh L. McColl, Jr. (14).........               1,878,030                 *
C. Steven McMillan...............                   5,000                 *
Patricia E. Mitchell.............                     --                  --
O. Temple Sloan, Jr. (15)........                  43,224                 *
Meredith R. Spangler (16)........              16,011,059                 *
Ronald Townsend..................                   3,341                 *
F. William Vandiver, Jr. (17)....                 648,828                 *
Jackie M. Ward...................                  12,318                 *
Virgil R. Williams (18)..........                 785,207                 *
All directors, nominees and
 executive officers as a group
 (22 persons) (19)...............              23,303,754               1.44%

-------
  * Represents less than 1% of the outstanding shares of Common Stock.
 (1) All shares of Common Stock indicated in the table are subject to the sole investment and voting power of the directors and executive officers, except as otherwise set forth in the footnotes below.
 (2) As of December 31, 2000, none of the listed individuals beneficially owned shares of ESOP Preferred Stock, except Messrs. Brown, Hance, Johnson, Lewis, McColl and Vandiver, each of whom owned 268 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. All directors and executive officers as a group owned 1,608 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. All of the shares of ESOP Preferred Stock outstanding are held of record by State Street Bank and Trust Company, as trustee of the Leveraged Trust Agreement under the Bank of America 401(k) Plan. The trustee votes shares of ESOP Preferred Stock that have been allocated to individual accounts in accordance with the participants' instructions.
 (3) Includes, as of December 31, 2000, the following number of units of Com-mon Stock equivalents credited to the following nonemployee directors under the Bank of America Corporation Director Deferral Plan (the "Director De-ferral Plan"): Mr. Coker, 695 shares; Dr. Feldstein, 11,892 shares; Mr. Fulton, 3,747 shares; Mr. Guinn, 17,099 shares; Mr. Holman, 3,953 shares; Dr. Massey, 6,200 shares; Mrs. Spangler, 9,247 shares; and Ms. Ward, 9,280 shares; and all directors as a group, 62,113 shares. These units, which are held in individual accounts in each director's name, will be paid in cash upon the director's retirement based on the fair market value of the Common Stock at that time. See "Board of Directors' Compensation."
 (4) Includes, as of December 31, 2000, restricted stock units awarded under the Bank of America Corporation Key Employee Stock Plan (the "Stock Plan") to the following executive officers: Mr. Hance, 300,000 units; Mr. Lewis, 300,000 units; Mr. McColl, 600,000 units; and all executive officers as a group, 1,200,000 units. Each unit has a value equal to the fair market value of a share of Common Stock and receives dividend equivalents but does not have any voting rights.
 (5) Includes 24,673 shares of Common Stock over which Mr. Belk shares voting and investment power.
 (6) Includes 346,667 shares of Common Stock which Mr. Brown could acquire within 60 days after December 31, 2000 through the exercise of stock op-tions.

 (7) Includes 91,000 shares of Common Stock owned by Mr. Coker's wife over which he shares voting and investment power.
 (8) Includes 4,000 shares of Common Stock held in a trust in which Mr. Dick-son is a beneficiary and 103,090 shares of Common Stock over which Mr. Dickson shares voting and investment power.
 (9) Includes 2,263 shares of Common Stock owned by Dr. Feldstein's husband over which she shares voting and investment power.
(10) Includes 200 shares of Common Stock owned by Mr. Fulton's wife over which he disclaims beneficial ownership.
(11) Includes 18,990 shares of Common Stock over which Mr. Guinn shares voting and investment power.
(12) Includes 4,000 shares of Common Stock held jointly with Mr. Hance's wife over which he shares voting and investment power, and 890,000 shares of Common Stock which Mr. Hance could acquire within 60 days after December 31, 2000 through the exercise of stock options. Does not include 3,000 shares of Common Stock held by his wife over which he disclaims beneficial ownership.
(13) Includes 890,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after December 31, 2000 through the exercise of stock op-tions.
(14) Includes 616,667 shares of Common Stock which Mr. McColl could acquire within 60 days after December 31, 2000 through the exercise of stock op-tions.
(15) Includes 400 shares of Common Stock over which Mr. Sloan shares voting and investment power.
(16) Includes 15,980,236 shares of Common Stock owned by Mrs. Spangler's hus-band, certain other family members for whom Mrs. Spangler's husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler's husband, over which Mrs. Spangler shares voting and investment power.
(17) Includes 493,333 shares of Common Stock which Mr. Vandiver could acquire within 60 days after December 31, 2000 through the exercise of stock op-tions.
(18) Includes 17,366 shares of Common Stock over which Mr. Williams shares voting and investment power.
(19) Includes 3,236,667 shares of Common Stock which such persons could ac-quire within 60 days after December 31, 2000 through the exercise of stock options. Of these 23,303,754 shares of Common Stock, such persons had sole voting and investment power over 7,061,966 shares of Common Stock and shared voting or investment power or both over 16,241,788 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors and certain officers of the Corporation are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Corporation's equity securities. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were re-quired, insiders of the Corporation complied with all filing requirements dur-ing the fiscal year ended December 31, 2000, except as follows: O. Temple Sloan, Jr., a director, filed two late reports on Form 4, reporting two trans-actions in family trusts.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation has the following standing committees to which directors are appointed: asset quality review, audit, compensation, contributions, corporate governance (formerly nominating), and executive.

The audit committee, currently consisting of four directors who are not offi-cers of the Corporation or of a subsidiary ("Nonemployee Directors"), reviews the scope and coverage of the internal audit, external audit, and credit re-view activities. The committee also reviews annually, together with manage-ment, the independent public accountant and the Corporation's general auditor, the contents and conclusions of the audited financial statements. In addition, the committee recommends a qualified firm of independent public accountants for approval by the Board and ratification by the stockholders. In accordance with SEC rules, a copy of the committee's charter is attached as Appendix A to this proxy statement. During 2000, the committee held nine meetings.

The compensation committee, currently consisting of four Nonemployee Direc-tors, provides overall guidance with respect to the establishment, maintenance and administration of the compensation programs and employee benefit plans of the Corporation. The committee also monitors the salary administration program and reviews and approves salary changes, grade changes and promotions for ex-ecutive officers. The joint recommendations of the compensation committee and the executive committee as to compensation of the Chief Executive Officer and any of the Corporation's directors who are also executive officers of the Cor-poration are subject to approval by the Board. During 2000, the committee held four meetings.

The corporate governance committee, currently consisting of four Nonemployee Directors, develops the policy on the size and compensation of the Board, re-views potential candidates for Board membership and recommends nominees to the Board. The committee also reviews management succession plans and submits ap-propriate recommendations thereon to the Board. In the event of a vacancy in the office of the Chief Executive Officer, the committee, in conjunction with the executive committee, will recommend a successor to the full Board. The committee will also consider, at its regularly scheduled meetings, those rec-ommendations by stockholders that are submitted, along with biographical and business experience information, to the Chief Executive Officer. During 2000, the committee held five meetings.

BOARD OF DIRECTORS' COMPENSATION

In 2000, the compensation for each Nonemployee Director included an annual re-tainer of $90,000. Under the Directors' Stock Plan, $36,000 of the annual re-tainer was paid in shares of Common Stock and the remaining $54,000 was paid in cash. In addition, directors received an attendance fee of $1,500 for each meeting of the Board or committee of the Board. During 2000, there were eight meetings of the Board. The aggregate amount paid by the Corporation to Nonem-ployee Directors during 2000 under these arrangements was $1,575,900.

Under the Director Deferral Plan, Nonemployee Directors could elect during 2000 to defer payment of their annual retainer and attendance fees until they leave the Board. In that case, shares of Common Stock would not be issued un-der the Directors' Stock Plan, but instead would be credited to an account in the Nonemployee Director's name as a phantom stock unit. Subject to the terms of the Director Deferral Plan, these units will ultimately be paid in cash to the Nonemployee Director following his or her retirement from the Board (ei-ther in a single payment or installments, at the director's election) based on the fair market value of the Common Stock. There are no voting rights associ-ated with these units.

During 2000, the Corporation paid an aggregate of $447,000 to 21 retired di-rectors under the previously terminated NationsBank Corporation and Designated Subsidiaries Directors' Retirement Plan.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the Corporation's Chief Executive Officer and the four additional most highly compensated execu-tive officers of the Corporation for services rendered to the Corporation and its subsidiaries during the periods indicated.

                          Summary Compensation Table

                                                                       Long Term
                                                                     Compensation
                                                                 ------------------------
                                     Annual Compensation                Awards
                               --------------------------------  ------------------------
                                                      Other      Restricted    Securities
                                                      Annual       Stock       Underlying  All Other
        Name and                Salary     Bonus   Compensation    Awards       Options   Compensation
   Principal Position     Year     $         $         $(1)         $(2)          (#)          $
   ------------------     ---- --------- --------- ------------  ----------    ---------- ------------
Hugh L. McColl, Jr.       2000 1,500,000 2,500,000       --               0            0    370,848(3)
 Chairman of the Board
  and                     1999 1,250,000 2,500,000       --      44,700,000    1,400,000    319,442
 Chief Executive Officer  1998 1,000,000 2,500,000       --               0            0    177,414

Kenneth D. Lewis          2000 1,000,000 1,500,000       --               0            0    122,946(3)
 President and            1999 1,000,000 1,500,000       --      22,350,000    1,000,000    102,693
 Chief Operating Officer  1998   887,500 1,500,000       --      10,700,000      300,000     53,788

James H. Hance, Jr.       2000 1,000,000 1,500,000       --               0            0    142,115(3)
 Vice Chairman and        1999 1,000,000 1,500,000       --      22,350,000    1,000,000    115,426
 Chief Financial Officer  1998   887,500 1,500,000       --      10,700,000      300,000     58,796

F. William Vandiver, Jr.  2000   800,000 1,500,000       --               0            0    115,815(3)
 Corporate Risk           1999   800,000 1,500,000       --       6,050,000      300,000     86,070
 Management Executive     1998   725,000 1,500,000       --               0      200,000     32,625

Edward J. Brown III (4)   2000   700,000 1,125,000   864,330(5)     474,295(6)   150,000     55,750(3)
 President, Global
  Corporate
 and Investment Banking

(1) Excludes perquisites and other personal benefits that, in the aggregate, do not exceed $50,000 for any year.

(2) As of December 31, 2000, the named executive officers held the following number of shares of restricted stock and restricted stock units with the following values (based on the closing price of $45.875 per share on De-cember 29, 2000): Mr. McColl -- 600,000 shares valued at $27,525,000; Mr.
    Lewis -- 420,000 shares valued at $19,267,500; Mr. Hance -- 420,000 shares valued at $19,267,500; Mr. Vandiver -- 66,666 shares valued at $3,058,303; and Mr. Brown -- 33,839 shares valued at $1,552,364.

(3) For 2000, consists of matching contributions by the Corporation under cer-tain defined contribution plans (Mr. McColl -- $93,750; Mr. Lewis -- $70,000; Mr. Hance -- $70,000; Mr. Vandiver -- $60,500; and Mr. Brown--
    $55,750) and the value of certain premiums paid by the Corporation under split dollar life insurance arrangements (Mr. McColl -- $277,098; Mr. Lewis -- $52,946; Mr. Hance -- $72,115; and Mr. Vandiver -- $55,315).

(4) Mr. Brown was not an executive officer of the Corporation in 1998 and 1999.

(5) In connection with Mr. Brown's relocation to San Francisco in 1998, the Corporation agreed to advance funds to secure appropriate housing. The amount shown represents imputed interest and other relocation expenses un-der this agreement for 2000.

(6) On February 15, 2001, the Corporation granted 9,320 restricted stock units to Mr. Brown in addition to his cash bonus earned for 2000. The value shown for these units is based on the closing price of $50.89 per share on February 15, 2001. Restricted stock units for Mr. Brown become payable in three equal installments on the first three anniversaries of the grant date. Mr. Brown has the right to receive dividend equivalents on these units prior to payment as if the units were actual shares of Common Stock. These units will be payable in shares of Common Stock.

The following tables show the number and value of options granted in 2000, the value realized upon exercise of options during 2000 and certain information about unexercised options at year-end with respect to the named executive of-ficers.


                     Option Grants in Last Fiscal Year (1)

                                       Individual Grants
------------------------------------------------------------------------------------------------
                          Number of Securities  Percent of Total    Exercise                     Grant Date
                               Underlying      Options Granted to     Price        Expiration     Present
Name                      Options Granted (#)  Employees in 2000  ($ per Share)       Date       Value $(2)
----                      -------------------- ------------------ ------------- ---------------- ----------
Hugh L. McColl, Jr.                   0                 --                --                  --          0
Kenneth D. Lewis                      0                 --                --                  --          0
James H. Hance, Jr                    0                 --                --                  --          0
F. William Vandiver, Jr.              0                 --                --                  --          0
Edward J. Brown III             150,000               0.30%          $48.438    February 1, 2010 $1,685,670

(1) The material terms of the option grant to Mr. Brown during 2000 are as follows: (i) all options are non-qualified stock options; (ii) all have an exercise price equal to the fair market value on the date of grant; (iii) all have a 10-year term and become exercisable as follows: one-third on February 1, 2001, one-third on February 1, 2002 and one-third on February 1, 2003; (iv) the options are transferable to immediate family members and certain estate planning entities; (v) all continue to be exercisable fol-lowing termination of employment in certain circumstances; and (vi) all are otherwise subject to the terms and provisions of the Stock Plan.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the Grant Date Present Value assuming (i) an expected volatility of 0.2559; (ii) an expected div-idend yield of 4.62%; (iii) a risk-free interest rate of 6.74%; (iv) an option term of 7 years; and (v) no discounts for nontransferability or risk of forfeiture. This is a theoretical value for stock options. The ac-tual value of the options will depend on the fair market value of Common Stock when the options are exercised.


  Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                        Number of Securities
                                                       Underlying Unexercised   Value of Unexercised In-the-
                               Options Exercised             Options on         Money Options on December 31,
                                  During 2000           December 31, 2000 (#)            2000 ($)(1)
                          --------------------------- ------------------------- ----------------------------------
                             Shares
                          Acquired On  Value Realized
Name                      Exercise (#)     ($)(2)     Exercisable Unexercisable  Exercisable        Unexercisable
----                      ------------ -------------- ----------- ------------- -----------------  ---------------
Hugh L. McColl, Jr.             0             0         616,667      933,333                     0                0
Kenneth D. Lewis                0             0         890,000      900,000             7,625,000                0
James H. Hance, Jr.             0             0         890,000      900,000             7,625,000                0
F. William Vandiver, Jr.        0             0         493,333      266,667             3,812,500                0
Edward J. Brown III             0             0         296,667      183,333             3,812,500                0

(1) Value represents the difference between the exercise price and the market value of Common Stock of $45.875 on December 29, 2000. An option is "in-the-money" if the market value of Common Stock exceeds the exercise price.

(2) Value represents fair market value at exercise minus the exercise price.

RETIREMENT PLANS

The following table shows the estimated combined annual pension benefits pay-able at normal retirement to a participant under the qualified and nonquali-fied defined benefit plans sponsored by the Corporation and its subsidiaries which are applicable to the named executive officers, as well as Social Secu-rity.

                              Pension Plan Table

                       Annual Benefits Upon Retirement
                       With Years of Service Indicated
                       --------------------------------
Average Annual                                15 Years
Earnings                5 Years    10 Years   or More
--------------         ---------- ---------- ----------
     $1,000,000        $  200,000 $  400,000 $  600,000
      1,500,000           300,000    600,000    900,000
      2,000,000           400,000    800,000  1,200,000
      2,500,000           500,000  1,000,000  1,500,000
      3,000,000           600,000  1,200,000  1,800,000
      3,500,000           700,000  1,400,000  2,100,000
      4,000,000           800,000  1,600,000  2,400,000
      4,500,000           900,000  1,800,000  2,700,000
      5,000,000         1,000,000  2,000,000  3,000,000

A participant's "average annual earnings" means the average of the five high-est years of the participant's salary and bonuses during his last ten years of employment. The "salary" and "bonuses" used to determine a participant's "av-erage annual earnings" are the same as the salary and bonuses disclosed in the Summary Compensation Table. The table describes annual benefits payable in the form of a joint and 75% survivor annuity beginning at normal retirement. For purposes of the table, normal retirement means a participant's separation from service following either (1) attainment of age 62 or (2) attainment of age 60 with 20 years of service. A person who retires before normal retirement may be entitled to reduced benefits under the plans depending on the participant's age and years of service.

As of December 31, 2000, Messrs. McColl, Lewis, Hance, Vandiver and Brown had the following amounts of "average annual earnings" and completed years of service: Mr. McColl -- $3,950,000 and 41 years; Mr. Lewis -- $2,607,500 and 31 years; Mr. Hance -- $2,587,500 and 13 years; Mr. Vandiver -- $2,140,000 and 33 years; and Mr. Brown -- $1,802,500 and 28 years.

Under their respective employment agreements described on page 12, Messrs. Lewis and Hance are entitled to receive combined annual pension benefits of not less than $2.0 million upon retirement, payable in the form of a joint and 75% survivor annuity.

DEFERRED COMPENSATION PLAN

Messrs. McColl, Lewis, Vandiver and Brown also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Em-ployees (the "Deferred Compensation Plan") which was established by the Corpo-ration as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executive of-ficers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant is returned his deferrals, along with interest, following the participant's termination of employment. The annual rate of interest depends on the participant's age and years of service at termination and will be approximately 13% (in the case of normal retirement or "special" early retirement), 11% (in the case of "regular" early retirement) or 8% (in the case of termination prior to "regular" early retire-
ment). For these purposes, normal retirement means termination of employment following attainment of age 62; "special" early retirement means termination of employment following attainment of age 55 with 20 years of service; and "regular" early retirement means termination of employment following attain-ment of age 50 with 15 years of service. In addition, the designated benefi-ciary of a participant who dies while in service receives a benefit equal to the participant's "regular" early retirement benefit (or the participant's "special" early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for "regular" early retirement may, in effect, receive a return on the partici-pant's deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years fol-lowing retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for "regular" early retirement.

SPECIAL COMPENSATION ARRANGEMENTS

Benefit Security Trust

The Corporation and certain of its subsidiaries have established a Benefit Se-curity Trust (the "Trust"), which is a "grantor trust" under Section 671 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust by the Corporation and its participating subsidiaries are discretionary from time to time. In that regard, the Corpora-tion has made cumulative contributions of $231.8 million to the Trust through December 31, 2000. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corpora-tion and its participating subsidiaries in the event of an "Event of Insolven-cy" (as such term is defined in the Trust). The fair market value of assets held in the Trust as of December 31, 2000 was $303.6 million.

Employment Agreements with Messrs. Lewis and Hance

In connection with the merger of the Corporation and the former BankAmerica Corporation, the Corporation entered into three-year employment agreements with each of Messrs. Lewis and Hance commencing September 30, 1998. The em-ployment agreements have been amended to extend the term of the agreements for an additional three years. Under each of these employment agreements, the ex-ecutive will receive the following compensation during the employment period:
(i) annual base salary of not less than $1.0 million (which amount may be in-creased from time to time, but once increased may not be decreased); (ii) eli-gibility for an annual bonus and other benefits on a basis no less favorable than peer executives of the Corporation; (iii) an award of restricted stock under the Stock Plan on September 30, 1998 as identified for 1998 in the Sum-mary Compensation Table on page 9; and (iv) a minimum annual pension benefit described on page 11. If the executive's employment is terminated before the end of the employment period due to death or "disability," by the Corporation other than for "cause," or by the executive for "good reason" (as such terms are defined in each employment agreement), then the executive will become vested in the restricted stock and will receive a cash severance payment equal to the base salary and bonus (based on the highest bonus earned in the three years before the termination date) for the unfinished portion of the employ-ment period. In certain circumstances, the executive may also have the right to payment for any tax imposed with respect to compensation under his employ-ment agreement under section 4999 of the Code (or any similar tax). Mr. Lewis's employment agreement was also amended to designate him as the Chairman of the Board and Chief Executive Officer of the Corporation effective upon the retirement of Mr. McColl.

Consulting Agreement with Mr. McColl

Mr. McColl is retiring as the Corporation's Chairman of the Board and Chief Executive Officer effective April 25, 2001. In order to continue to receive his advice and counsel following his retirement, the Corporation has entered into a consulting agreement with Mr. McColl that becomes effective on his re-tirement date. Pursuant to the consulting agreement, Mr. McColl is to provide consulting services as requested by the Corporation during the agreement's term, including consultations regarding the Corporation's strategic initiatives and assistance in the transition of matters that carry over from his term of employment. Mr. McColl also is to act as an ambassador for the Corporation to its clients, the financial services industry, the government and other constituencies. The consulting agreement also contains certain con-fidentiality and noncompetition covenants of Mr. McColl. The sole considera-tion Mr. McColl will receive during the term of this agreement for the con-sulting services and confidentiality/noncompetition covenants will be (i) an office, administrative support and parking at the Corporation's offices in Charlotte, North Carolina and (ii) access to a corporate owned or provided aircraft for up to 150 hours per year. The agreement has an initial five-year term, with automatic one-year renewal terms. The agreement can be terminated by either party at the end of the initial term or any renewal term upon 60 days' advance notice, and the agreement automatically terminates in the case of Mr. McColl's death or permanent inability due to physical or mental inca-pacity to provide the services contemplated by the agreement.

TOTAL CUMULATIVE STOCKHOLDER RETURN FOR FIVE-YEAR AND TEN-YEAR PERIODS ENDING DECEMBER 31, 2000

The following graphs compare the yearly percentage change in the Corporation's cumulative total stockholders' return on the Common Stock with (i) Standard & Poor's 500 Index, and (ii) Standard & Poor's Banks Composite Index for the years ended 1996 to 2000, inclusive, and for the years ended 1991 to 2000, in-clusive.

The graphs assume an initial investment of $100 at the end of 1995 and 1990, respectively, and the reinvestment of all dividends during the periods indi-cated.
                           Bank of America Corporation
                      Total Cumulative Shareholder Return for
                     Five-Year Period Ending December 3, 2000
                                    [GRAPH]

                         Bank of America
                           Corporation        S&P 500       S&P Banks Composite
December 31 1995             100.00            100.00             100.00
1996                         144.38            122.95             141.55
1997                         183.72            163.96             204.46
1998                         186.08            210.81             217.97
1999                         160.16            255.16             189.58
2000                         152.62            231.93             223.62
February 8, 2001
                           Bank of America Corporation
                      Total Cumulative Shareholder Return for
                     Ten-Year Period Ending December 31, 2000
                                    [GRAPH]

                         Bank of America
                           Corporation        S&P 500       S&P Banks Composite
December 31 1990             100.00            100.00             100.00
1991                         185.23            130.40             163.35
1992                         242.01            140.33             215.42
1993                         238.48            154.45             237.49
1994                         228.54            156.49             225.34
1995                         365.04            215.25             358.98
1996                         527.03            264.65             508.13
1997                         670.64            352.91             733.96
1998                         679.26            453.75             782.46
1999                         584.63            549.22             680.56
2000                         557.14            499.23             802.75
February 8, 2001

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the Board provides overall guidance to the Cor-poration's executive compensation programs and stock incentive plans, other than the 1996 Associates Stock Option Award Plan and Take Ownership! The BankAmerica Global Associate Stock Option Program. The current members of the compensation committee are Mr. Sloan (Chair), Mr. Fulton, Mrs. Spangler and Mr. Dickson, who is not standing for reelection at the Annual Meeting.

The compensation committee makes recommendations jointly with the executive committee to the Board regarding the compensation of the Chief Executive Offi-cer and any other executive officer who also serves as a director. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the compensation and executive committees about his compensation. The Board (other than any directors who are executive officers) must approve all compensation actions regarding the Chief Executive Officer and any other executive officer who also serves as a direc-tor. During 2000, the Board approved all such actions which were recommended by the compensation and executive committees related to the compensation of the Chief Executive Officer and any other executive officer who also served as a director.

General Executive Compensation Policies

The Corporation's executive compensation policies have two primary goals: (1) to attract and retain the highest quality executive officers and (2) to reward those officers for superior corporate performance measured by the Corpora-tion's financial results and strategic achievements.

The Corporation pays its executive officers three principal types of compensa-tion: base salary, annual incentive compensation and long-term incentive com-pensation, each of which is more fully described below. Executive officers also participate in the Corporation's various qualified and certain non-quali-fied employee benefit plans designed to provide retirement income.

In reviewing each of the three elements of compensation, the compensation com-mittee reviews compensation practices for executives in comparable positions at a peer group of the largest United States bank holding companies and diver-sified financial services companies. This peer group may change from year to year depending on changes in the marketplace and the business focus of the Corporation, and will generally not correspond to the large list of bank hold-ing companies comprising the S&P Banks Composite Index used in the charts on page 13. In addition, the compensation committee considers advice provided by an independent executive compensation consultant.

Compensation decisions for the executive officers are made with full consider-ation of the Code Section 162(m) implications. (Section 162(m) limits the de-ductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes "performance-based compensation" from this limit.)

1. Base salary. The relative levels of base salary for the executive officers are designed to reflect each executive officer's scope of responsibility and accountability within the Corporation and to be part of a competitive total compensation package in light of compensation practices at the peer group in-stitutions described above. Base salaries paid during 2000 to the executive officers generally are in the high end of the competitive range of the peer group.

2. Annual incentive compensation. The Corporation provides performance-related annual incentive compensation to its executive officers under the stockholder-approved Executive Incentive Compensation Plan ("EIC Plan"). Amounts awarded under the EIC Plan are intended to constitute "performance-based compensation" under Code Section 162(m).

Under the EIC Plan compensation formula (which was approved by the Corpora-tion's stockholders at the 1997 annual meeting of stockholders), participating executive officers are eligible to receive maximum deductible incentive com-pensation for a year up to 0.20% of the Corporation's net income for that year. The compensation committee determines the actual amount of the incentive compensation based on the compensation committee's overall analysis of the ex-ecutive officer's individual performance for the year and competitive market practices at the peer group institutions described above. In reviewing overall individual performance, the compensation committee considers such factors as the financial performance of the Corporation and any business units over which the individual has responsibility and the individual's contributions during the year towards the Corporation's strategic goals. The financial performance factors include (without any par-ticular weighting) return on equity, earnings per share, revenue growth, total stockholder return and share value added.

3. Long-term incentive compensation. The compensation committee believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of the Corporation's stockhold-ers. Accordingly, under the Stock Plan, the compensation committee may award to executive officers and other key employees of the Corporation stock op-tions, stock appreciation rights, restricted stock and restricted stock units.

The compensation committee in its discretion determines on an annual basis which executive officers will receive awards under the Stock Plan, what types and how large the awards will be and any conditions or restrictions on the awards. The compensation committee makes such determinations by reviewing the same factors used in determining the amount of an executive officer's annual incentive compensation as described above. In particular, the compensation committee conducts an overall analysis of the executive officer's individual performance for the year and competitive market practices at the peer group institutions described above. In reviewing overall individual performance, the compensation committee considers such factors as the financial performance of the Corporation and any business units over which the individual has responsi-bility and the individual's contributions during the year towards the Corpora-tion's strategic goals. The applicable financial performance factors are as described above.

The compensation committee intends that awards made under the Stock Plan in-clude vesting conditions that encourage an executive officer to remain with the Corporation over a period of years. For example, the standard arrangement for stock option awards is to vest no earlier than in one-third increments on each of the three anniversaries following the award.

Compensation realized by executive officers through the exercise of stock op-tions or the payment of restricted stock units awarded under the Stock Plan should be fully deductible to the Corporation without regard to the deduction limits under Section 162(m).

2000 Compensation for Mr. McColl

The general policies described above for the compensation of executive offi-cers also apply to the compensation recommendations made by the compensation and executive committees and approved by the Board (other than any directors who are executive officers) with respect to the 2000 compensation for Mr. McColl as the Corporation's Chief Executive Officer.

For 2000, Mr. McColl did not receive an increase in his annual rate of base salary and he did not receive any awards under the Stock Plan.

In determining Mr. McColl's bonus for 2000 under the EIC Plan, the compensa-tion committee reviewed practices at comparable competitor financial institu-tions, the financial performance of the Corporation and the advancement of the Corporation's long-term strategic goals. In particular, the compensation com-mittee noted that during 2000 operating earnings were $7.86 billion, the NationsBank/BankAmerica merger transition was effectively completed, and the executive management succession plan was implemented. These accomplishments in 2000 provide the foundation for future growth by giving the Corporation a more effective base from which to attract, retain and expand customer relation-ships.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD:

O. Temple Sloan, Jr., Chair
Alan T. Dickson
Paul Fulton
Meredith R. Spangler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Sloan, Dickson and Fulton and Mrs. Spangler, none of whom is or has been an officer or employee of the Corporation, currently serve as members of the Corporation's compensation committee. Mr. McColl serves as a director of Ruddick Corporation, a corporation of which Mr. Dickson is chairman. Neither Mr. McColl nor Mr. Dickson is standing for reelection at the Annual Meeting.

CERTAIN TRANSACTIONS

A number of the Corporation's directors and executive officers and certain business organizations and individuals associated with them have been custom-ers of the Corporation's banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on sub-stantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not in-volve more than the normal risk of collectibility or present other unfavorable features.

In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.

Bank of America, N.A., a subsidiary of the Corporation, leases space for in-store branches and ATM machines at fifty-five locations of Harris Teeter Super Markets, which are owned by a subsidiary of Ruddick Corporation. Mr. Alan T. Dickson, a director of the Corporation, is Chairman of Ruddick Corporation. In 2000, Bank of America, N.A. paid aggregate rental for this space of approxi-mately $673,000 and paid approximately $50,000 in remodeling expenses. Mr. Dickson is not standing for relection at the Annual Meeting.

Bank of America, N.A. leases space for eighteen banking centers in Florida, North Carolina, South Carolina, Tennessee and Maryland from subsidiaries of Highwoods Properties, Inc. ("Highwoods"). Mr. O. Temple Sloan, Jr., a director of the Corporation, is Chairman of the Board of Highwoods. In 2000, Bank of America, N.A. paid rental of approximately $2,038,000 for these eighteen cen-ters. Also in 2000, Bank of America, N.A. paid Highwoods a lease termination fee of $32,000 and property tax and other miscellaneous charges of $46,000.

Bank of America, N.A. leases space for banking-related activities in Atlanta from Williams Investment Realty, a company in which Mr. Virgil R. Williams, a director of the Corporation, is a partner. In 2000, Bank of America, N.A. paid rental of approximately $795,000 for this space.

AUDIT COMMITTEE REPORT

The audit committee currently consists of four members of the Board, each of whom is independent of the Corporation and its management, as defined by the New York Stock Exchange listing standards.

In April 2000, the Board adopted an amended and restated charter for the audit committee, a copy of which is attached as Appendix A to this proxy statement. The charter specifies the scope of the audit committee's responsibilities and how it carries out those responsibilities.

The audit committee has reviewed and discussed the Corporation's December 31, 2000 audited financial statements with management and with PricewaterhouseCoopers LLP, the Corporation's independent public accountants. The audit committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The audit committee also has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has dis-cussed with PricewaterhouseCoopers LLP their independence from the Corpora-tion. The audit committee also has considered whether the provision of non-au-dit services to the Corporation is compatible with the independence of PricewaterhouseCoopers LLP.

Based on the review and discussions referred to above, the audit committee recommended to the Board that the December 31, 2000 audited financial state-ments be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commis-sion.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD:

Donald E. Guinn, Chair
Frank Dowd, IV
C. Ray Holman
Ronald Townsend

ITEM 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, upon the recommendation of the audit committee, has approved the selection of the firm of PricewaterhouseCoopers LLP as independent public ac-countants to audit the books of the Corporation and its subsidiaries for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the stockholders vote in favor of ratify-ing and approving the selection of PricewaterhouseCoopers LLP for the purposes set forth above. PricewaterhouseCoopers LLP has advised the Corporation that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the Independence Standards Board and federal securities laws ad-ministered by the Securities and Exchange Commission.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

During 2000, PricewaterhouseCoopers LLP fees for services rendered equaled $49,444,140. This amount is divided into the following three categories:

Audit Fees

PricewaterhouseCoopers LLP 2000 audit fees were $13,174,500, which include fees for audits and reviews of various subsidiaries and branches related to statutory and regulatory requirements.

Financial Information Systems Design and Implementation Fees

During 2000, PricewaterhouseCoopers LLP billed the Corporation $829,048 in fi-nancial information systems design and implementation fees.

All Other Fees

During 2000, PricewaterhouseCoopers LLP billed the Corporation $35,440,592 in all other fees, which include tax compliance and advisory services, benefit plan administration and finance and litigation assistance.

Should the stockholders vote negatively, the Board will consider a change in auditors for the next year.

The Board recommends a vote "FOR" ratifying the selection of PricewaterhouseCoopers LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year (Item 2 on the Proxy Card).

ITEMS 3 THROUGH 6: STOCKHOLDER PROPOSALS

Certain of the Corporation's stockholders have submitted the proposals de-scribed below under Items 3 through 6. Upon written or oral request, the Cor-poration will provide the names, addresses and share ownership information of these proponents. Any such requests should be directed to the Corporation's Corporate Secretary. For the reasons set forth after each of these proposals, the Board recommends a vote "AGAINST" Items 3 through 6.

ITEM 3: STOCKHOLDER PROPOSAL REGARDING POLITICAL MOVEMENTS AND ENTITIES

The Corporation has received the following stockholder proposal:

Whereas the money for donations to political movements and political entities comes from the profits of the company's operations, and belongs to the share-holders; and since these contributions are nothing more than an overt effort to control elections, shareholders should not be made to support political movements or political entities with whom they do not agree.

The Board of Directors is requested to adopt a policy that no contribution to any political movement or entity shall be made by the Bank of America; nor shall solicitations for contributions to any political movement or entity be made on company property, nor to any company employee; nor shall any company facilities or equipment be used for this purpose.

The Board recommends a vote "AGAINST" Item 3 for the following reasons:

This proposal was submitted at the 2000 Annual Meeting and was overwhelmingly rejected by the stockholders. Over 96% of the votes cast voted against this proposal. The Board has again considered this proposal and continues to be-lieve that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Corporation is subject to, and complies with, the extensive federal and state governmental regulatory framework relating to political contributions. The proposal, however, prohibits the Corporation's support of various politi-cal action committees and permitted state and local contributions, all of which are conducted in accordance with applicable law. The Corporation oper-ates in an environment heavily regulated at the federal, state and local lev-els, and its banking products and services are affected by government regula-tion. The Corporation believes that its interaction with legislators and regu-lators influences the products and services that the Corporation and its sub-sidiaries are able to offer and deliver. The proposal, however, would prohibit the Corporation's participation in various activities routinely engaged in by financial institutions, thereby placing the Corporation at a competitive dis-advantage.

In addition to placing the Corporation at a competitive disadvantage, the pro-posal does not provide any definition of "political movement or entity" or provide any guidance as to how the Corporation is to determine whether or not an organization is "political." Consequently, the extremely broad language of the proposal could prohibit a multitude of activities that stockholders would not commonly view as political in nature.

The Board believes that contributions made in accordance with applicable law best serve the interests of the Corporation and its stockholders and, there-fore, the proposal is unnecessary.

ITEM 4: STOCKHOLDER PROPOSAL REGARDING ANNUAL MEETING LOCATION

The Corporation has received the following stockholder proposal:

RESOLVED: That the stockholders of Bank of America recommend that the Board of Directors take the necessary steps to rotate the annual meeting to major cit-ies where Bank of America is located on a regular basis.

Stockholder's Statement Supporting Item 4:

In recent years Bank of America (and its predecessor NationsBank) have met mostly in Charlotte, N.C.

Stockholders in other parts of the country also would like to meet management and directors.

Many corporations rotate their annual meetings on a REGULAR (not sporadic ba-sis). We like to suggest that Bank of America meets every third year in Char-lotte and the other two years in different parts of the country. Such loca-tions might include: San Francisco, Washington, D.C., Miami, Los Angeles, Houston and other major cities.

If you AGREE, please mark your proxy FOR this proposal.

The Board recommends a vote "AGAINST" Item 4 for the following reasons:

The Corporation's Bylaws provide that the annual meetings of stockholders will be held in Charlotte, North Carolina, unless another location is designated by the Board, the Chairman, the Chief Executive Officer or the President. In the last eight years, the Corporation has held annual meetings in Atlanta, Rich-mond and St. Louis, as well as in Charlotte. The Board believes that it should retain the flexibility provided by the Bylaws so that it may consider all rel-evant factors in determining where to locate the annual meeting. In particu-lar, the Corporation continues to seek to control costs in reasonable ways, including minimizing the cost of the annual meetings. Holding the meeting in Charlotte, the Corporation's headquarters, is less expensive than rotating the meeting site to other cities where the Corporation would incur higher costs for the facility, leasing of equipment, transportation and other items.

The Corporation encourages all stockholders to attend the annual meetings in person. The Corporation recognizes, however, that because its stockholders and customers are geographically diverse, it is inevitable that any place selected for the annual meeting will be more convenient for some stockholders. The cur-rent Bylaw provision serves the best interests of the Corporation by giving the Board maximum flexibility with respect to the location of the annual meet-ings.

ITEM 5: STOCKHOLDER PROPOSAL REGARDING PERFORMANCE-BASED OPTIONS

The Corporation has received the following stockholder proposal:

RESOLVED: The shareholders of Bank of America (the "Company") urge the Board of Directors to adopt a policy that some portion of future stock option grants to senior executives shall be performance-based. "Performance-based" stock op-tions are defined as 1) indexed options, whose exercise price is linked to an industry index; 2) premium-priced stock options, whose exercise price is above the market price on the grant date; or 3) performance-vesting options, which vest when the market price of the stock exceeds a specific target.

Stockholder's Statement Supporting Item 5:

As shareholders, we support compensation policies for senior executives that provide challenging performance objectives and motivate executives to achieve long-term shareholder value. We believe that the Company's current policies are deficient in that respect.

CEO Hugh McColl has been granted options to purchase 1,400,000 shares of Com-pany stock since the merger between BankAmerica and NationsBank. Those options will all be vested on July 1, 2002. He stands to gain $28,700,000 if the Company's stock price is $95 when the options are exercised, assuming exercise on July 1, 2002.

Mr. McColl will realize that amount even if the Company's stock underperforms all of its competitors. For the five years ending December 31, 1999, the Company's stock has underperformed the S&P 500 Index and the S&P Banks Compos-ite Index.

In our view, standard stock options give windfalls to executives who are lucky enough to hold them during a bull market and penalize executives who hold them during a bear market. Investors and market observers, including Warren Buffett, Alan Greenspan and Al Rappaport, criticize standard options on the ground that they inappropriately reward mediocre or poor performance. Mr. Buffett has characterized standard stock option plans as "really a royalty on the passage of time," and all three favor the use of indexed options.

Standard stock options may also be more expensive than performance-based op-tions. Two Georgetown University professors have estimated that for the top 100 NYSE-listed firms, a grant of an at-the-money option with a five-year ma-turity would, on average, be 41% more expensive than necessary to reward the same amount of relative CEO performance. (Angel & McCabe, Market-Adjusted Op-tions for Executive Compensation, Oct. 28, 1997).

Performance-based options tie compensation more closely to company perfor-mance, not the stock market. Premium-priced and performance-vesting options encourage senior executives to set and meet ambitious but realistic perfor-mance targets. Indexed options may have the added benefit of discouraging repricing in the event of an industry downturn.

Companies such as Capital One, Mattel, Union Pacific, RCN Corp. and Level 3 Communications have adopted performance-based plans. According to Level 3's 1999 proxy statement, the company's "outperform stock option" program "aligns directly management's and stockholders' interests by basing stock option value on Level 3's ability to outperform the market."

We urge shareholders to vote FOR this proposal.

The Board recommends a vote "AGAINST" Item 5 for the following reasons:

The Board has considered this proposal and believes that its adoption is un-necessary and would not be in the best interests of the Corporation or its stockholders.

As outlined in the compensation committee report on page 14, the Board be-lieves that its approach to executive compensation decisions constitutes per-formance-based compensation. The compensation committee's recommendations on compensation for an executive officer are based on its overall analysis of the executive's performance for the year and competitive market practices at those companies referenced earlier. In reviewing overall individual performances, the compensation committee considers such factors as financial performance of the Corporation and the business units over which the individual has responsi-bility and the executive's contribution to achieving the Corporation's goals. The financial performance factors include return on equity, earnings per share, revenue growth, total stockholder return and share value added. Perfor-mance goals are annually reviewed and approved by the Board. In addition, the compensation committee considers advice provided by an independent executive compensation consultant on market compensation and performance in making its recommendations.

The Board believes that it has already established a process that enables it to fairly determine and properly make performance-based compensation decisions on the Corporation's executive officers. The Board believes that it should maintain the flexibility to make these decisions based on a review of all rel-evant information including specific financial and non-financial performance results without imposing a rigid, pre-set mathematical formula which may not consider the overall results achieved based on economic conditions which may change during the course of the year.

The Stock Plan, which was overwhelmingly approved by stockholders, is designed to provide long-term incentives and increase stockholder value over the long term by aligning the interests of executive officers and stockholders. All stock options awarded under the Stock Plan are designed to motivate the holder to increase the value of the Corporation, which benefits not only the holder but the Corporation's stockholders as a whole.

ITEM 6: STOCKHOLDER PROPOSAL REGARDING FUTURE SEVERANCE AGREEMENTS

The Corporation has received the following stockholder proposal:

RESOLVED: That the shareholders of Bank of America ("Bank of America" or the "Company") urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding two times the sum of the executive's base salary plus bonus. "Future severance agreements" include agreements renewing, modifying or extending ex-isting severance agreements or employment agreements containing severance pro-visions.

Stockholder's Statement Supporting Item 6:

In 1998, in connection with the merger of Bank of America and NationsBank, then-CEO of Bank of America David Coulter was given what was, by anyone's reckoning, a very generous severance arrangement. Indeed, an article in For-tune magazine characterized it, as "exit terms so rich that you had to wonder how long Coulter would stick around." (Geoffrey Colvin, "Bad Boards, Bad Boards -- Whatcha Gonna Do?" April 26, 1999, at 411).

Only one month after the deal closed, Mr. Coulter resigned after the Company took a $372 million write-down for a loan made on his watch. Among other things, Mr. Coulter received:

  . Salary and bonus equal to current Bank of America CEO Hugh McColl for five years (in 1999, Mr. McColl received a $1.25 million salary and a $2.5 million bonus);

  . 300,000 shares of stock (worth $14,231,250 on November 13, 2000); and,

  . Pension benefit for life of almost $5 million per year.

The total value of Coulter's severance package has been estimated at $50 to $100 million. (Ken Garcia, "BofA's Obscenely High Payout to Departing Chief a Splotch on S.F.," San Francisco Chronicle, October 22, 1998, A22).

We recognize that severance agreements such as those the Company entered into with Mr. Coulter and current senior executives may be appropriate in some cir-cumstances. However, given the magnitude of the benefits payable under such agreements, we believe the Company should seek shareholder approval of any fu-ture such agreements. We believe that requiring shareholder approval of such agreements may also have the beneficial effect of insulating the Board of Di-rectors from manipulation in the event an executive's employment must be ter-minated.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking ap-proval after the material terms of the agreement were agreed upon.

Institutional investors such as the California Public Employees Retirement System have recommended shareholder approval of these types of agreements in their proxy voting guidelines. Also, the Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive's annual base salary.

For these reasons we urge shareholders to vote FOR this proposal.

The Board recommends a vote "AGAINST" Item 6 for the following reasons:

A similar proposal was submitted at the 1999 Annual Meeting and was overwhelm-ingly rejected by the stockholders. Approximately 80% of the votes cast voted against this proposal. The Board has again considered this proposal and con-tinues to believe that its adoption is unnecessary and would not be in the best interests of the Corporation.

In order to attract, retain and reward executives in a competitive business environment, it is critical that the Corporation maintain the flexibility to design employment arrangements which address the specific facts and circum-stances of each executive's situation. Because of the market competition for qualified executives, the Corporation must have the ability to offer competi-tive employment packages to retain its own executives, as well as to motivate other valuable executives to relocate to the Corporation. Further, when nego-tiating potential business combinations, the Corporation must provide competi-tive incentives to ensure that the key executive team remains with the com-bined company. Adoption of this proposal would place the Corporation in a com-petitive disadvantage because it would arbitrarily limit the Corporation's flexibility to design employment arrangements that would attract and retain qualified executives.

The compensation committee, all the members of which are Nonemployee Direc-tors, determines whether the Corporation should enter into employment agree-ments with the Corporation's top executive officers. All employment arrange-ments with the Chief Executive Officer must be jointly recommended by the com-pensation committee and the executive committee, and are subject to further review and approval by the Board. In the event that the compensation committee believes that an employment agreement is in the best interests of the Corpora-tion and its stockholders, it needs the flexibility to offer the agreement without delay. This flexibility would be substantially undermined by a re-quirement for stockholder approval.

Although the proposal states that stockholder approval can be obtained after the material terms of an agreement are agreed upon, this solution is not prac-tical. In order to attract the key executives necessary for the operation of the Corporation's business, the Corporation cannot afford to impose this kind of condition on the approval of the agreement. The type of executives that the Corporation seeks are frequently being pursued by other institutions as well, and the Corporation could lose these individuals to competitors that do not have the stockholder approval condition. Adoption of the proposal would re-quire the Corporation to incur significant time and expense to either convene a special stockholders' meeting for the sole purpose of voting on this type of agreement or delay finalizing such agreement until after its approval at the annual stockholders' meeting. In either case, the Corporation is at a competi-tive disadvantage in attracting qualified executives who do not want to be subject to the uncertainty created by the stockholder approval provision.

PROPOSALS FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

The deadline for submission of stockholder proposals to be considered for in-clusion in the proxy materials relating to the 2002 annual meeting is November 19, 2001. Any such proposal received after this date will be considered un-timely and may be excluded from the proxy materials.

The deadline for submission of stockholder proposals to be presented at the 2002 annual meeting, but which will not be included in the proxy materials re-lating to such meeting, is January 3, 2002. Any such proposal received after this date will be considered untimely and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

Proposals should be addressed to the attention of the Corporate Secretary at the address set forth on the cover of this proxy statement.

OTHER MATTERS

The Board is not aware of any other matters which may be presented for action at the Annual Meeting. If other matters do properly come before the Annual Meeting, shares of Common Stock, Series B Stock and ESOP Preferred Stock val-idly represented by proxies will be voted by the persons named on the proxy card in accordance with the recommendations of the Board.

You are cordially invited to attend the Annual Meeting. However, whether you plan to attend or not, we encourage you to vote your shares via Internet, tel-ephone or mail as more fully described on the proxy card. You may revoke your proxy at any time before it is exercised in the manner previously described. /s/ Hugh L. McColl, Jr.
Hugh L. McColl, Jr.
Chairman of the Board and Chief Executive Officer


March 19, 2001

                                  APPENDIX A

                          Bank of America Corporation
                            Audit Committee Charter

Composition

The Audit Committee shall be comprised of at least three Directors who are ap-pointed by the Board, each of whom shall have no relationship to the Corpora-tion that may interfere with the exercise of their independence from manage-ment and the Corporation and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc., and the Federal Deposit Insurance Act, as such requirements are interpreted by the Board of Directors in its business judgment. The Board shall determine, at least annually, the eligibility of all Committee members.

Objective

The Committee shall assist the Board in monitoring (i) the effectiveness of the Corporation's system of internal controls, (ii) the integrity of the con-solidated financial statements of the Corporation, and (iii) the compliance by the Corporation with legal and regulatory requirements.

The Committee recognizes that it is the responsibility of management and the independent accountant, not the Committee, to plan and conduct audits and to determine that the Corporation's financial statements are complete and accu-rate and in accordance with generally accepted accounting principles. Further, it is not the responsibility of the Committee to conduct investigations, to resolve any disagreements between management and the independent accountant or to assure compliance with applicable laws and regulations and the Corpora-tion's internal policies and procedures.

A separate Asset Quality Committee of the Board of Directors is charged with reviewing the Corporation's asset quality trends with management prior to each regularly scheduled Board of Directors meeting. In fulfilling that responsi-bility, the Asset Quality Committee reviews: credit concentrations, certain high risk credits, credit risk inherent in selected products and businesses, and monitors management's adherence to prudent and sound credit policies and practices. The Asset Quality Committee also receives periodic reports from the Corporate Credit Review and Evaluation Services Division summarizing the re-sults of credit review examinations.

Duties

The Audit Committee shall review the scope of the proposed internal audit, ex-ternal audit, and credit review activities and review the actual coverage of those audit activities. The Committee shall review annually with management, the independent accountant, and the General Auditor the contents and conclu-sions of the audited financial statements.

More specifically, the Committee shall:

 1. Recommend for approval by the Board of Directors and ratification by the stockholders, a qualified firm of independent public accountants. The in-dependent accountant is to be ultimately accountable to the Committee and the Board.

 2. Discuss with management and the independent accountant, the audited finan-cial statements and the results of the independent accountant's annual ex-amination with particular emphasis on:

  a) Significant accounting policies and audit conclusions regarding account-ing estimates, including the nature of any significant changes, adjust-ments, reclassifications, or disclosures proposed by the external audi-tor;

  b) The impact of any new or proposed changes in accounting principles or practices;

  c) The independent accountant's judgments concerning the quality of the Corporation's accounting principles and underlying estimates in its fi-nancial statements; and

  d) Any significant disagreements between the independent accountant and management, including any restrictions placed on the scope of the audi-tor's examination and the nature of any significant unresolved account-ing or auditing problems encountered during the examination.

 3. Based upon review and discussion with management and the independent ac-countant, recommend to the Board of Directors that the audited financial statements be included in the Corporation's annual Form 10-K.

 4. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

 5. Review with management, the independent accountant and the General Auditor the basis for the annual report filed under Section 36 of the Federal De-posit Insurance Act, which includes (i) audited financial statements; (ii) reports by management stating management's responsibility for preparing financial statements, maintaining adequate internal controls and proce-dures, and complying with laws and regulations regarding safety and sound-ness; and (iii) the independent accountant's attestation report on manage-ment's report concerning responsibility for internal controls.

 6. Review and discuss with management and the independent accountant quar-terly financial results prior to the public announcement of such results.

 7. Receive and review periodic disclosures from the independent accountant concerning their independence to satisfy itself as to the independent ac-countant's independence and, if deemed advisable, recommend that the Board take appropriate action.

 8. Review the scope and approve the fees to be paid to the independent ac-countant for the annual audit of the Corporation's consolidated financial statements.

 9. Discuss with management the results of examination activities of the Audit and Credit Review staffs, and determine that significant matters disclosed during such activities as well as material weaknesses and reportable con-ditions reported by the independent accountant are satisfactorily ad-dressed by management.

10. Review the scope and content of examinations of the Corporation performed by the examination forces of the Federal Reserve Board, Comptroller of the Currency and other regulatory agencies and report their conclusions to the Board of Directors, including comments as to the suitability of necessary corrective action taken and to the response made to the regulators.

11. Periodically review with management and the Corporation's General Counsel the nature and status of significant legal matters.

12. Annually review and approve the Bank Protection Act Program, Bank Secrecy Act Program, Contingency Planning Program, Consumer Compliance Program, and Retail Sales of Nondeposit Investment Products Policy.

13. Ensure that suitable audits are made of the trust activities in compliance with and for the purposes expressed in Regulation 9 of the Comptroller of the Currency, and determine that fiduciary activities are administered in substantial accordance with applicable laws, regulation 12 CFR 9 and sound fiduciary principles.

14. Approve the appointment of the Corporation's General Auditor.

15. Annually review and reassess the adequacy of the Audit Committee Charter and recommend any proposed changes to the Board for approval.

The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee shall determine, in its business judgment, that any such consultants have no relationship to the Corporation that would interfere with the exercise of their independent judg-ment.

Meetings

The Committee shall meet with representatives of the independent accountant, the General Auditor, the Chief Financial Officer, the Principal Financial Ex-ecutive, and with other members of management at the request of the Audit Com-mittee, and with any regulatory examiners as deemed appropriate. The Committee shall be free to talk directly and independently with any members of manage-ment appropriate to carrying out its responsibilities.

Adopted: April 2000

                                                       [LOGO OF BANK OF AMERICA]

[LOGO OF BANK OF AMERICA]

                          BANK OF AMERICA CORPORATION

          This Proxy is Solicited on behalf of the Board of Directors Annual Meeting of Stockholders to be held on April 25, 2001

   You, the undersigned stockholder, appoint each of Walter B. Elcock, Arrington
H. Mixon and Mary Lou Cagle, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Common Stock or 7% Cumulative Redeemable Preferred Stock, Series B, of Bank of America Corporation that you would be entitled to vote at the Annual Meeting of Stockholders to be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina on Wednesday, April 25, 2001, at 10:00 A.M. (local time) or any adjournment(s) thereof. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

  Voting by Internet or telephone. If you wish to vote by Internet or telephone, please follow the instructions on the lower reverse side of this proxy card.

  Voting by mail. If you wish to vote by mail, please sign your name exactly as it appears in this proxy card and mark, sign, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please provide your full title.

  Bank of America associates. If you have shares of Common Stock or ESOP Convertible Preferred Stock, Series C, in your Bank of America 401(k) Plan account, you must provide voting instructions to the plan trustees with this proxy card or by Internet or telephone in order for these shares to be voted. Your voting instructions will be held in strict confidence.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY OR VOTE BY INTERNET OR TELEPHONE.

--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.

                           Attention Internet Users!
Your stockholder information is now available on the following secured Internet site:

       [GRAPHIC]    https://vault.melloninvestors.com/isd/

Once you established a personal identification number (PIN), you can view your account details and perform multiple transaction such as:


View account status                        Print duplicate tax forms              Change your dividend election
View recent account activity               Change your address                    Sell book-entry shares
View tax information                       Request dividend check replacement     View stock price information

--------------------------------------------------------------------------------------------------------------------------
Step 1: ESTABLISHED A PIN                  Step 2: LOG IN                         Step 3: SELECT INFORMATION
  (1st time users only)                            (Returning users)
Enter your social security number          Enter your social security number      Your Account Status screen allows
Click on the Establish PIN button          Enter your PIN                         you to view basic information. To view
Select a personal identification number    Click on the Submit button             details, click on any of the buttons
Follow the instructions                                                           at the top of the page.
--------------------------------------------------------------------------------------------------------------------------

If you are not an Internet user and wish to contact Bank of America Shareholder Relations, you may use one of the following methods:


            Call:                          Write:
[GRAPHIC]                     [GRAPHIC]    Bank of America Shareholder Relations
            1-800-642-9855                 P.O. Box 3315
                                           South Hackensack, NJ 07606-1915

                                                               Please mark   [X]
                                                               your vote as
                                                               indicated in
                                                               this example

-----------------------------------------------------------------------------------------------------------------------------
                              The Board of Directors recommends a vote "FOR" Items 1 and 2.
-----------------------------------------------------------------------------------------------------------------------------
                                     FOR     WITHHOLD FOR ALL                                       FOR     AGAINST   ABSTAIN
Item 1 - ELECTION OF DIRECTORS       [_]           [_]              Item 2 - RATIFICATION OF        [_]       [_]       [_]
                                                                             INDEPENDENT PUBLIC
                                                                             ACCOUNTANTS
Nominees:
01  John R. Belk                10  Walter E. Massey
02  Charles W. Coker            11  C. Steven McMillan
03  Frank Dowd, IV              12  Patricia E. Mitchell
04  Kathleen F. Feldstein       13  O. Temple Sloan, Jr.
05  Paul Fulton                 14  Meredith R. Spangler
06  Donald E. Guinn             15  Ronald Townsend
07  James H. Hance, Jr.         16  Jackie M. Ward
08  C. Ray Holman               17  Virgil R. Williams
09  Kenneth D. Lewis
WITHHELD FOR (Write nominee name(s) in the space provided below)

__________________________
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   The Board of Directors recommends a vote
                        "AGAINST" Items 3, 4, 5, and 6.
--------------------------------------------------------------------------------

                                             FOR        AGAINST        ABSTAIN
Item 3 - STOCKHOLDER PROPOSAL                [_]          [_]            [_]
         POLITICAL MOVEMENTS
         AND ENTITIES

Item 4 - STOCKHOLDER PROPOSAL -              [_]          [_]            [_]
         ANNUAL MEETING LOCATION

Item 5 - STOCKHOLDER PROPOSAL -              [_]          [_]            [_]
         PERFORMANCE - BASED
         OPTIONS

Item 6 - STOCKHOLDER PROPOSAL -              [_]          [_]            [_]
         FUTURE SEVERANCE
         AGREEMENTS

--------------------------------------------------------------------------------


                                                                YES       N0
            I will attend the Annual Meeting.                   [_]       [_]

I consent to future Internet access of Bank of America                  CONSENT
Corporation's annual reports on Form 10-K, proxy statements               [_]
and notices of stockholder meetings. I understand that Bank of America Corporation may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand further that I may revoke my consent at any time.

Signature(s)__________________________________________________ Date:____________
NOTE: Please sign your name as it appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please provide your full title.
--------------------------------------------------------------------------------
                           /\FOLD AND DETACH HERE/\


--------------------------------------------------------------------------------
                  PLEASE READ THE VOTING INSTRUCTIONS BELOW.
--------------------------------------------------------------------------------

Bank of America Corporation encourages you to vote your shares. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

VOTE BY INTERNET -- http://www.proxyvoting.com/bac/
Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 11-digit Control Number, which is located below, to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE -- 1-800-840-1208
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 11-digit Control Number, which is located below, and then follow the simple instructions provided.

VOTE BY MAIL
Mark, sign and date your proxy card and return it promptly in the enclosed, postage paid envelope.

  If you vote by Internet or telephone, please do not return your proxy card.
                             THANK YOU FOR VOTING.

Please vote your proxy in one of the following cost effective ways.

Available 24 hours a day - 7 days a week.
Immediately confirmed and posted.

Vote by Internet
  ____________________________________________________
Just follow these four easy steps:

1. Read the Proxy Statement and
proxy card.

2. Go to the Internet site: http://www.proxyvoting.com/bac/

3.  Enter the eleven digit Control Number located on your proxy card.

4. Follow the simple instructions.


Vote by Telephone
______________________________________________________
Just follow these four easy steps:

1. Read the Proxy Statement and
proxy card.

2. Call 1-800-840-1208

3. Enter the eleven digit Control Number located on your proxy card.

4. Follow the simple instructions.


If you vote by Internet or telephone, please DO NOT return your proxy card. Thank you for your proxy vote. Your vote is important to us.